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                                                                   EXHIBIT 23.3



                                     March 28, 2000




VIA FACSIMILE (972.726.4482) AND
   FIRST CLASS POST
Robert Johnston, Esq.
Director, Legal Affairs
ObjectSpace, Inc.
14850 Quorum Drive, Suite 500
Dallas, Texas  75240

Re:     TRADEMARK CONSENT

Dear Mr. Johnston:

         Please accept this letter as the consent of Galileo International, L.L.C. (the "Company") to the use by ObjectSpace, Inc. ("ObjectSpace") of any name, trade name, trade dress, trademark, service mark, logo, and similar mark or likeness of the Company or its subsidiaries (collectively, "Company Marks") in the Registration Statement on Form S-1 relating to ObjectSpace's initial public offering of common stock and the related prospectus, including any pre-effective and post-effective amendments thereto (collectively, the "IPO Documents") and the first ObjectSpace Annual Report on Form 10-K required to be filed with the Securities and Exchange Commission following the IPO (the "10-K") provided, however, that the Company first has reviewed and approved the use of any Company Mark in any such IPO Document and the 10-K. Such approval shall not be withheld unreasonably. With respect to any other filing with the SEC, Galileo shall consider consent to the inclusion of Company Marks on a case-by-case basis.

         This letter also shall serve as consent to the inclusion of the case study in the form attached hereto as EXHIBIT A in the IPO Documents and the 10-K (the "Approved Case Study"). Please note that the Approved Case Study has been modified slightly from the version you forwarded to us; a marked copy is attached for your convenience. With respect to any other filing with the SEC, Galileo shall consider consent to the inclusion of the Approved Case Study on a case-by-case basis. With respect to agreements between the Company and the ObjectSpace that ObjectSpace determines, in its reasonable discretion, are "material" and must be filed by ObjectSpace with the SEC, the Company requests that ObjectSpace give the Company reasonable notice prior to any such filing. To the extent any such agreement contains any Company confidential information, the

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March 28, 2000                                                     EXHIBIT 23.3
Page 2

Company will so advise ObjectSpace and ObjectSpace will seek confidential treatment form the SEC for such confidential information.

         The Company hereby accepts your offer to indemnify and hold the Company harmless from any and all liability resulting from the inclusion of Company Marks and the Approved Case Study in any IPO Document and the 10-K and any subsequent filings that include the Company Marks and Approved Case Study and to which the Company consents. The Company does not make any representation or warranty as to the truth or accuracy of the Approved Case Study by granting its consent.

                                         Very truly yours,

                                         GALILEO INTERNATIONAL, INC.

                                         /s/ ANTHONY C. SWANAGAN
                                         --------------------------------------
                                         Anthony C. Swanagan
                                         Senior Vice President, General Counsel
                                            and Secretary


ACS/
Att.


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                                                                   EXHIBIT 23.3





                                    EXHIBIT A

GALILEO INTERNATIONAL

         Galileo International is one of the world's leading providers of global distribution services for the travel industry.

         BUSINESS CHALLENGE. Galileo has historically provided global distribution services for travel agencies located throughout the world and travel supplies, including more than 500 airlines, 38 car rental companies, 44,700 hotel properties and all major cruise lines. Galileo wanted to enable a new business model by expanding the potential user base of its services over the Internet. The challenge was to allow traditional customers such as travel agencies and end-user corporations, as well as new classes of customers such as application service providers and wireless communications companies, to quickly and easily integrate travel services into their business solutions. Because Galileo's customers typically have a broad range of disparate systems that use proprietary or closed technologies, the challenge for Galileo was to install a business-to-business infrastructure that could easily extend its services over the Internet while integrating with a variety of operating platforms and communications standards.

         SOLUTION. Galileo implemented our OpenBusiness solution to integrate its travel services with new delivery and communication methods. Our OpenBusiness Infrastructure Platform simplified the process of integrating Galileo's internal applications prior to being extended over the Internet. Galileo has initially utilized our solution to develop a new service offering that enables travelers to view and modify flight reservations using wireless devices, including cell phones, personal digital assistants and two way pagers. The new distribution channel gives Galileo the ability to access incremental customers and derive additional revenue. In addition, Galileo intends to utilize our solution to integrate its travel services with several application service providers and wireless communications companies to further extend its potential base of new Internet users.